Exhibit 10.1

BLACKROCK HOLDCO 2, INC.
c/o BlackRock Financial Management, Inc.
40 East 52nd Street
New York, NY  10022

February 29, 2008

Anthracite Capital, Inc.
c/o BlackRock Financial Management, Inc.
40 East 52nd Street
New York, NY 10022

Re:           Up to $60,000,000 Revolving Credit Facility

Gentlemen:

BlackRock HoldCo 2, Inc. or its affiliates (“Lender”) is pleased to inform you that subject to the conditions herein set forth, it has approved your request for a revolving credit facility (the “Credit Facility”) and hereby commits to provide loans (each, a “Loan” and collectively, the “Loans”), up to an aggregate principal amount outstanding of $60,000,000, to Anthracite Capital, Inc., a Maryland corporation (“Borrower”) for general working capital purposes.  This letter of commitment (this “Commitment Letter”) will identify requirements that Borrower must satisfy prior to the Closing Date (hereinafter defined) and funding of any Loan, it being understood that except as otherwise provided herein when an earlier date is set forth, all such requirements must be satisfied by March 21, 2008.

The Credit Facility, and each Loan made thereunder, shall be evidenced by Loan Documents in form and substance as Lender may require, reasonably consistent with the terms and conditions of this Commitment Letter, and the obligations of Borrower to repay each Loan shall be secured by a first priority and perfected pledge and security agreement (the “Pledge”) of Borrower’s entire equity ownership interest (the “Carbon Stock”) in Carbon Capital II, Inc., a Maryland corporation (“Carbon”) (subject to the release set forth under “Amortization” below and with such exceptions as may be agreed by the Lender).  Lender’s obligation to make any Loan is subject to the terms and conditions contained in this Commitment Letter.

Borrower:	Anthracite Capital, Inc., a Maryland corporation.
Loan amount:	Up to the lower of:
	(A)	$60,000,000 (the “Commitment Amount”); or
(B)
             a maximum principal amount from time to time determined according to a borrowing base formula (the “Borrowing Base”) equal to the product of (x)the product of (i) the number of shares of Carbon Stock then pledged as Collateral under the Credit Facility and (ii) the value of such shares of Carbon Stock (determined by a valuation method to be agreed to between Lender and Borrower) (the “Share Price”), and (y) 0.6.

The Loan is a revolving loan, and principal amounts repaid during the Term (as defined below) may be reborrowed from to time during the Term subject to terms and conditions of the definitive documents.

Sale of Carbon Stock (in lieu of Loans):
Lender shall have the option to purchase shares of Carbon Stock from Borrower at the Share Price described below in lieu of funding all or any portion of a requested advance amount by delivering written notice to Borrower of its election to exercise such option (a “Share Funding Notice”), which notice shall specify the amount Lender desires to fund through the purchase of shares of Carbon Stock. The number of shares of Carbon Stock that would be purchased by Lender would be equal to (x) the principal amount of the Loan requested by Borrower that Lender elects to fund through the purchase of shares of Carbon Stock (as set forth in the Share Purchase Notice), divided by (y) the Share Price, determined as of the date of the Share Funding Notice. The Commitment Amount shall be reduced, on a dollar-for-dollar basis, by the aggregate purchase price of the shares of Carbon Stock.

Carbon Stock purchase option:
At any time, Lender shall also have the option to purchase all (or any portion) of the Carbon Stock at the then-outstanding Share Price by delivering written notice to Borrower of its election to exercise such option (a “Share Purchase Notice”), which notice shall set forth the number of shares elected to be purchased by Lender. If Lender delivers a Share Purchase Notice, the purchase price for the shares of Carbon Stock (the “Share Purchase Price”) set forth therein shall be equal to the product of (x) the total number of shares of Carbon Stock to be purchased and (y) the Share Price, determined as of the date of the Share Purchase Notice. If any Loans are outstanding at the time of purchase of the shares of Carbon Stock, the Share Purchase Price shall be reduced by the amount, and applied towards the repayment, of all outstanding Loans (and the reduction of the Commitment Amount) in the same manner as if Borrower had prepaid such Loans, and the balance of the Share Purchase Price available after repayment of such Loans, if any, shall be paid to Borrower.  In addition, in the event Lender elects to purchase all of the shares of Carbon Stock, upon consummation of the purchase of such shares, the Commitment Amount shall automatically be reduced to zero.  The Lender may not elect to purchase Carbon Stock in an amount such that the Share

Purchase Price would exceed the greater of the Commitment Amount or an amount which would be required to repay the Loans in full.  If Lender elects to purchase shares of Carbon Stock, Borrower does not have to sell any Carbon Stock if, within a number of days to be agreed upon, (a) Borrower terminates the Credit Facility and prepays in full all amounts outstanding or (b) Borrower prepays the outstanding Loans in an amount equal the Share Purchase Price and reduces the Commitment Amount by the same amount.

Use of proceeds:	Borrower shall apply the net proceeds of the Loans for general working capital purposes.
Interest Rate:
“LIBOR” means the rate of interest determined on the basis of the offered rates for deposits in U.S. Dollars (in the amount and for a maturity corresponding to that of the relevant interest period) (expressed as an annual rate) equal to the simple average (rounded up to the nearest 1/100 of 1%) of the rates shown on the display referred to as the “Reuters Screen LIBOR01” (or any display substituted therefor) of the Reuters U.S. Domestic Money Service transmitted through the Reuters monitor system as being the respective rates at which deposits in U.S. Dollars would be offered by the principal London offices of each of the banks named thereon to major banks in the London interbank market at approximately 11:00 a.m. (London time) on the second London banking day before the first day of such Interest Period for a period substantially coextensive with such Interest Period.  The Interest Period shall be 1, 2 or 3 months from the date of a Loan, as selected by Borrower (the “Interest Period”).

The Interest Rate for each Loan shall equal LIBOR plus 2.5%, however, if Borrower should deliver a Loan Request Notice (as defined below) on less than four (4) business days notice (and Lender agrees to make such Loan on such shorter notice), in lieu of the Interest Rate set forth above, Lender shall have the right to cause the Interest Rate for such Loan to be equal to the Prime Rate plus 2.5%.  With respect to any Loan, LIBOR shall be determined at the time such Loan is made and reset at the commencement of each Interest Period.

Calculation and payment of interest:
Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  Interest shall be payable to Lender in arrears (a) at the end of each Interest Period with respect to any Loans relating to such Interest Period, (b) on the date of any prepayment for any Loans prepaid and (c) on the Maturity Date.  All payments shall be credited, when collected, first to expenses of the Lender reimbursable by Borrower under the Credit Facility, second to fees, third to interest and thereafter to principal.
Amortization:
The Commitment Amount shall not amortize during its term (except as described above under “Sale of Carbon Stock (in lieu of Loans)” and “Carbon Stock Purchase Option”).  The entire outstanding principal balance and all accrued and unpaid interest under the Credit Facility shall be paid in full on the Maturity Date; however, Borrower shall have the right to make any prepayments of the Loan required on account of any reduction in the Borrowing Base as of such date.

Borrower shall use commercially reasonable efforts to obtain other financing to replace the Credit Facility, provided that Borrower shall not be required to use the proceeds of other financing obtained for other purposes to repay and reduce the outstanding balance of the Loan and the Credit Facility; provided, further, that Borrower shall not voluntarily prepay any other financing prior to its scheduled maturity date unless the Credit Facility has been repaid in full and the Commitment Amount has been terminated. Lender shall release its lien under the Pledge (as hereinafter defined) with respect to shares of Carbon Stock that are to be pledged to another lender as part of another financing, provided no such release would cause the Borrowing Base to be less than 115% of the Commitment Amount (it being understood that Borrower may reduce the Commitment Amount and make any corresponding required prepayments of the Loans from time to time).

Default interest and Late charges:
After the occurrence, and during the continuance, of an Event of Default (as hereinafter defined), the unpaid principal amounts shall bear interest, payable on demand, at a rate per annum equal to three percent (3%) above the interest rate that would otherwise be in effect.  In addition, any payment (other than the final payment due on the Maturity Date) not paid within five (5) days after the date it is due shall be assessed a late charge of five percent (5%) of the amount of such overdue payment.

Prepayment:
Each Loan may be prepaid (in whole or in part) prior to the Maturity Date at Borrower’s option on not less than four (4) business days’ prior written notice to Lender, provided that (x) any prepayment shall be in minimum amount of not less than $250,000, (y) in connection with any prepayment, Borrower shall also pay any accrued and unpaid interest on the amount being prepaid and (z) Borrower shall indemnify each Indemnified Person (as hereinafter defined), and hold each such Indemnified Person harmless, from and against any and all Losses (as hereinafter defined) that any such Indemnified Person may  sustain or incur arising out of or relating to any such prepayment.

Borrower shall be entitled to reduce the number of shares of Carbon Stock pledged as Collateral, provided that Borrower makes a corresponding prepayment of the Loan on account of the reduction of the Borrowing Base and after any such reduction, the Borrowing Base shall be no less than 115% of the Commitment Amount.

Fees:	Borrower shall pay the fees set forth in the separate fee letter, dated as of the date hereof (the “Fee Letter”).
Guarantor:	None.
Term:
The term of the Credit Facility shall be 364 days after the Closing Date (the “Maturity Date”). Borrower shall be entitled to request two 364 day extensions of the Maturity Date. The Lender shall have the right to decide in its sole discretion whether or not to extend the Maturity Date.  If Lender decides to extend the Maturity Date, the Maturity Date shall be extended if and only if (a) no Event of Default exists at the time of the commencement of the relevant extension period; (b) Borrower gives to Lender not less than 60 days’ advance written notice of such request for extension; and (c) prior to the commencement of each extension period, Borrower pays to Lender an extension fee equal to as set forth in the Fee Letter.

Security for the Loan:	The Loan shall be secured by:
	(A)	A first priority perfected security interest and pledge of the Collateral (the “Pledge”). The Pledge shall be a perfected first lien on the Collateral; and
	(B)	A consent and control agreement among Lender, Borrower and Carbon.
Loan Documents:
The consummation of the transactions contemplated hereunder will be subject to the negotiation, execution and delivery of loan documents customary for a credit facility of this type, including security documents (collectively, the “Loan Documents”).  The Loan Documents shall contain such terms, conditions, covenants, warranties, representations and indemnities as Lender and its counsel deem necessary or appropriate even if not set forth herein, provided they are reasonably consistent with the terms and conditions of this Commitment Letter and are customary for a credit facility of this type.  Without limiting the generality of the foregoing, all instruments and documents required hereby or affecting the Collateral, or relating to Borrower’s capacity and authority to request Loans and execute the Loan Documents and such other documents, instruments, opinions (including from local counsel, if required by Lender) and assurances as we may request and all procedures in connection herewith shall be subject to the approval, as to form and substance, by Lender and its counsel.

Covenants:
The Loan Documents shall contain such financial, affirmative and negative covenants as are usual and customary for a credit facility of this type, and in any event, no less favorable to Borrower than those covenants contained in Borrower’s existing credit facilities.

Events of Default:
The Credit Facility shall include such events of default (and, as appropriate, grace periods) as are usual and customary for a credit facility of this type, including without limitation, failure to make payments when due, cross-defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations or warranties, bankruptcy, judgments in excess of specified amounts, and failure to maintain a perfected first priority security interest in the Collateral (each an “Event of Default”).

Lien search:
Promptly after execution and delivery by Borrower of this Commitment Letter, Lender shall obtain full lien searches (including UCC, judgment and federal and state tax lien searches) on Borrower, Carbon and the Collateral (collectively, the “Lien Search”). Prior to the closing of the Credit Facility, all existing liens on the Collateral shall be terminated to the satisfaction of Lender and its counsel as set forth in the conditions below.

Indemnification:
Borrower shall (i) indemnify and hold harmless Lender, its affiliates and their respective directors, officers, employees, members, managers, stockholders, partners, agents and representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect of) and expenses (including, without limitation, attorneys’ fees and disbursements, collectively, “Losses”), that arise out of, result from or in any way relate to this Commitment Letter or any transactions contemplated hereby or by the providing of the Credit Facility, except to the extent any such Losses are determined by a final judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence or willful misconduct of such Indemnified Person and (ii) reimburse each Indemnified Person, upon its demand, for any legal or other expenses incurred in connection with investigating, defending or participating in any such Losses (whether or not such Indemnified Person is a party to any action or proceeding out of which any such expenses arise).  In addition, Borrower hereby agree to reimburse Lender from time to time, upon demand, for Lender’s reasonable out-of-pocket costs and expenses paid to third parties (including, without limitation, reasonable out-of-pocket fees and disbursements of legal counsel, and reasonable printing, reproduction, document delivery, and communication charges paid to third parties) incurred in connection with the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Loan Documents and the other documents related to the Credit Facility.  The obligations of Borrower under this paragraph shall survive any termination of this Commitment Letter and shall be effective regardless of whether the Loan Documents are executed.

Lender expenses:
All fees, charges and expenses with respect to the Credit Facility including, without limitation:

•     UCC filing fees;
•     Lien search examination costs and fees;
•     Lender’s counsel’s fees; and
•     such other usual, customary and necessary costs, fees and expenses with respect to this transaction;

shall be obligations of Borrower and shall be timely and fully paid by Borrower, and Borrower shall provide to Lender at or prior to the Closing Date evidence of payment.

Conditions precedent to each Loan:
Subject to the other conditions set forth in this Commitment Letter and the Loan Documents, Lender shall make a Loan to Borrower upon not less than four (4) business days’ advance notice from Borrower to Lender (an “Loan Request Notice”).

The obligation of Lender to make a Loan requested by Borrower shall be subject to customary conditions for credit facilities of this type (each of any of which may be waived by

Lender in its sole discretion), including, without limitation:

(1)    The minimum amount of a Loan being no less than $5,000,000 and whole multiples of $500,000 in excess of such amount;

(2)    Absence of any default or Event of Default;

(3)    Absence of material litigation; and

(4)    Reaffirmation of representations and warranties made by Borrower in the Loan Documents.

Pre-conditions to Lender’s obligation to close and fund the initial Loan:	Lender’s obligation to close and fund the initial Loan shall be subject to the following additional terms and conditions:
	(1)	Any and all existing liens on the Collateral must be satisfied at or prior to the Closing Date. Any documents with respect to the satisfaction of any prior pledges must be reviewed by Lender’s counsel prior to the Closing Date, and must be in all respects satisfactory to Lender.

	(2)	Lender shall be satisfied that the pledge of the Collateral is not subject to any restrictions either in its organizational documents or other contractual obligations, including any shareholder’s agreements, that would prohibit such pledge of the Collateral, render such pledge null and void, or provide the shareholders of Carbon with a right of first refusal or other similar rights with respect to the transfer of shares of Carbon Stock by Borrower.

	(3)	Lender’s liens on the Collateral shall be perfected.

	(4)	Lender shall have received such opinions of Borrower’s counsel, documents, certificates, assurances and other items as it may require in its sole discretion with respect to Borrower, the Credit Facility, and the Collateral.

	(5)	Lender shall have received Borrower’s certificate of incorporation, by-laws, resolutions authorizing the Credit Facility and the Loan Documents, including evidence that such resolutions have been passed by the “independent” directors of Borrower, good standing certificates and any other financial or legal information reasonably requested by Lender.

(6)
Other reasonable and customary closing conditions and documentation must also be satisfied, including, without limitation, (i) the absence of governmental investigations or other legal proceedings pending, except for any such governmental investigation or other legal proceeding that Lender, in its sole discretion, deems immaterial and (ii) the absence of any condition that Lender deems to be material and adverse in the business, operations, financial condition or prospects of the Collateral.

	(7)	Lender shall have received a certification from Borrower and other evidence satisfactory to Lender to the effect that there exists no litigation now filed, pending or threatened with respect to Borrower or the Collateral that individually or cumulatively could have a material adverse effect on Borrower’s ability to fulfill its obligations to Lender in a complete and timely manner.

Recourse:	Full recourse to Borrower.
Closing Date:
The Closing Date shall occur on such date or dates as shall be mutually satisfactory to Lender and Borrower, but not later than March 21, 2008, unless Lender shall agree to extend the date in writing.  The consummation of the transactions contemplated hereunder shall take place at the offices of Lender located in New York, New York and at a time as Lender may reasonably select.

Miscellaneous:
If any payment date does not fall on a business day, payment shall be made on the business day immediately following, together with interest to date of payment.

The commitment hereunder (a) may not be assignable by Borrower and (b) shall expire in the event the consummation of the transactions contemplated hereunder has not taken place on or prior to March 21, 2008 (subject to any extensions provided by Lender in its sole discretion).  The terms and conditions of this Commitment Letter shall survive the consummation of the transactions contemplated hereunder, except as superseded by provisions contained in the Loan Documents.

Except as specifically provided herein, Lender shall have,

with regard to all matters herein that must be approved by or be acceptable or satisfactory to Lender, the absolute and sole discretion to determine the acceptability thereof to Lender.  Lender shall have the right to waive any conditions set forth herein that are for its benefit.

This Commitment Letter and the Loan Documents shall be governed by and construed in accordance with the laws of the State of New York.

Notwithstanding the foregoing, the commitment of Lender to enter into the Credit Facility is subject, in its reasonable discretion, to the following conditions: (a) there shall not have occurred or exist any disruption or adverse change or condition, between the date of the execution of this Commitment Letter and the Closing Date, in the financial, banking or capital markets generally that has resulted in any such market being closed or effectively closed on a day on which it is normally open; and (b) Lender’s not becoming aware, after the date hereof, of any new or inconsistent information or other matter not previously disclosed to us relating to Borrower and which Lender, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed to Lender prior to the date hereof.  The Lender’s commitment is also subject, in its reasonable discretion, to the satisfactory, negotiation, execution and delivery of the appropriate Loan Documents.

This Commitment Letter is delivered to you upon the condition that, prior to your acceptance of this Commitment Letter, neither the existence of this Commitment Letter nor any of its contents shall be made publicly available except (i) as required by applicable securities laws, (ii) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law and (iii) on a confidential and “need to know” basis, to your directors, officers, employees, advisors (including accountants and legal counsel) and agents.

[signature page follows]

Kindly indicate your acceptance of this Commitment Letter and your agreement with the terms and conditions set forth herein by executing the enclosed copy of this Commitment Letter and the Fee Letter in the space provided and returning them to Lender on or prior to February 29, 2008, whereupon, subject to the terms and conditions set forth herein and therein, this Commitment Letter and the Fee Letter will become a binding agreement.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

This Commitment Letter is not intended to be, nor should it be construed as, an attempt to establish all of the terms and conditions relating to the Credit Facility.  The Loan Documents containing final terms and conditions shall be subject to approval by Borrower and Lender.

Very truly yours,

BLACKROCK HOLDCO 2, INC.

By:	/s/ Ann Marie Petach
Name:	Ann Marie Petach
Title:	Managing Director

Accepted and agreed this
29th day of February, 2008

ANTHRACITE CAPITAL, INC.

By:	/s/ James J. Lillis
Name:	James J. Lillis
Title:	Chief Financial Officer